Press Release

For Further Information
Kraton Polymers LLC
Analyst: Stephen E. Tremblay 281-504-4760
Media: Richard A. Ott 281-504-4720

Kraton Polymers LLC Announces Fourth Quarter and Full Year 2007 Results
Annual Revenue Grows 4% to $1.1 Billion

HOUSTON, TX. – March 27, 2008 – Kraton Polymers LLC (Kraton), a leading global producer of engineered polymers, announces its financial results for the fourth quarter and twelve months ended December 31, 2007. Total revenues for the quarter were $258 million compared to $245 million in the comparable period of 2006, an increase of 5%. Year to date, total revenues grew 4% to $1,090 million.

Gross profit amounted to $21 million and $151 million in the fourth quarter and full-year 2007, respectively. These represent declines in gross profit of $16 million and $53 million in the fourth quarter and full-year 2007, respectively as compared to the same periods in the prior year.

Net Loss for the quarter was $36 million, compared with net loss of $25 million in the comparable period of 2006. For the year ended December 31, 2007 net loss was $44 million versus a net loss of $4 million for 2006.

Last Twelve Months (LTM) Bank EBITDA, a measure used to determine compliance with our debt covenants, totaled $99 million for the period ended December 31, 2007, a decrease of $5 million from the period ended September 30, 2007. On January 14, 2008 we received an equity investment of $10 million of which $9.6 million was included in LTM Bank EBITDA for the period ended December 31, 2007 as provided under the terms of the senior credit facility. A reconciliation of net loss to LTM Bank EBITDA is attached.

“Our 2007 financial performance was below expectation, having been negatively affected primarily by the rise in crude oil prices, particularly in the second half of the year,” said Kevin M. Fogarty, Kraton’s recently appointed President and Chief Executive Officer. “The resulting impact of rising monomer and other key input costs more than offset a 2% growth in volume. However, despite these difficult headwinds, we lowered our total debt by $44 million in 2007, and significantly advanced our innovation portfolio.”

Recent Business Developments:

•	Appointed Dan F. Smith, former Chairman and CEO of Lyondell, as Chairman of its Board of Directors

•	Promoted Kevin M. Fogarty to President and Chief Executive Officer

•	Promoted David A. Bradley to Chief Operating Officer

•	Named Stephen E. Tremblay as Chief Financial Officer

•	Named Stephen W. Duffy as Vice President, General Counsel and Secretary

•	Successfully closed the SIS production at our Pernis, The Netherlands plant resulting in an anticipated annual cost savings of $6 million to $9 million while preserving the sales volume through utilization of existing capacity at other Kraton facilities

•	Received $10 million equity investment from shareholders in January 2008 described above

•	Implemented global price increases as of January 1 and announced additional increases effective April 1

“For 2008 our operating plan includes actions designed to significantly improve pricing and margins, optimize our production assets, and implement selected productivity improvements, while continuing to provide innovation-based value to our customers. We currently anticipate that these initiatives will begin to positively impact performance in the first quarter of 2008,” added Mr. Fogarty.

Kraton has scheduled a conference call for Friday, March 28, 2008 to discuss the results of today’s earnings announcement. The call will begin at 9:00 a.m. central time, 10:00 a.m. eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations and then go to Presentations and select “Fourth Quarter 2007 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Earnings Conference Call”. US Dial-In #: (800) 857-9091 or International Dial-In #: (210) 234-0007. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 5:00 p.m. central time March 28th through 5:00 p.m. central time on April 8th.  To hear a telephonic replay of the call, dial (800) 937-5460 or (203) 369-3865 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton

Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Among these factors are changes in overall economic conditions, the cyclical nature of the chemical industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability and cost of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, the timing and cost of planned capital expenditures, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

Kraton Polymers LLC

Consolidated Statements of Operations
Three Months Ended December 31, 2007 and 2006
(in thousands of U.S. dollars)
(Unaudited)

	December 31,	December 31,
	2007	2006
Revenues
Sales	$253,718	$240,574
Other	3,997	4,716

Total revenues	257,715	245,290
Costs and expenses:
Costs of goods sold	236,896	208,174

Gross profit	20,819	37,116

Research and development expenses	6,361	5,448
Selling, general, and administrative expenses	19,812	16,904
Depreciation and amortization of identifiable intangibles	15,500	10,373
Loss (earnings) in joint venture	(112)	64
Interest expense, net	10,953	11,046

Loss before income taxes	(31,695)	(6,719)
Income tax provision	(4,316)	(18,393)

Net loss	$(36,011)	$(25,112)

Kraton Polymers LLC

Consolidated Statements of Operations
Twelve Months Ended December 31, 2007 and 2006
(in thousands of U.S. dollars)
(Unaudited)

	December 31,	December 31,
	2007	2006
Revenues:
Sales	$1,066,044	$1,015,766
Other	23,543	32,355

Total revenue	1,089,587	1,048,121
Costs and expenses:
Costs of goods sold	938,556	843,726

Gross profit	151,031	204,395

Research and development expenses	24,865	24,598
Selling, general and administrative expenses	69,020	73,776
Depreciation and amortization	51,917	43,574
Earnings in joint venture	(626)	(168)
Interest expense, net	43,460	40,547

Loss before income taxes	(37,605)	22,068
Income tax provision	(6,138)	(25,626)

Net loss	$(43,743)	$(3,558)

Kraton Polymers LLC

Consolidated Balance Sheets
December 31, 2007 and December 31, 2006
(In thousands of U.S. dollars)
(Unaudited)

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$48,277	$43,601
Receivables, net of allowances of $1,542 and $2,157	138,221	135,937
Inventories of products, net	254,623	256,785
Inventories of materials and supplies, net	12,170	10,903
Other current assets	12,404	13,308
Deferred income taxes	—	1,931

Total current assets	465,695	462,465
Property, plant and equipment	402,270	403,743
Identifiable intangible assets	76,356	86,631
Investment in unconsolidated joint venture	10,326	9,376
Deferred financing costs	10,323	13,038
Other long-term assets	16,124	13,900

Total assets	$981,094	$989,153

Liabilities and Member’s Equity
Current liabilities:
Current portion of long-term debt	$3,445	$3,850
Accounts payable-trade	101,052	68,940
Other payables and accruals	52,116	53,130
Due to related party	24,505	9,351
Deferred income taxes	9,827	—
Insurance note payable	494	739

Total current liabilities	191,439	136,010
Long-term debt, net of current portion	535,020	578,263
Deferred income taxes	39,443	40,107
Other long-term liabilities	30,682	35,032

Total liabilities	796,584	789,412

Commitments and contingencies
Member’s equity:
Common equity	143,149	184,111
Accumulated other comprehensive income	41,361	15,630

Total member’s equity	184,510	199,741

Total liabilities and member’s equity	$981,094	$989,153

Kraton Polymers LLC

LTM Bank EBITDA
(In thousands of U.S. dollars)

	3 Mos ended	12 Mos ended		12 Mos Ended
	9/30/07	9/30/07	3 Mos Ended 12/31/07	12/31/07
Net loss	$(754)	$(32,844)	$(36,011)	$(43,743)
Income tax provision	1,434	20,215	4,316	6,138
Interest expense, net	12,375	43,553	10,953	43,460
Depreciation and Amortization	12,539	46,790	15,500	51,917

Financial Statement EBITDA (1)	25,594	77,714	(5,242)	57,772
LTM Bank EBITDA addbacks (2)
Sponsor fees and expenses		2,000		2,000
Plant turnaround costs		2,571		3,986
Permitted acquisition costs		116		2,515
Severance related restructuring charges		68		667
Specific cost savings expenses		10,000		10,000
Schedule 1.1 cost		3,000		3,000
Specified other restructuring charges		1,555		364
Equity Investment (3)		—		9,588
Other non-cash items increasing Net Income (loss)		6,744		9,000

LTM Bank EBITDA (4)		$103,768		$98,892

(1)	The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2)	These adjustments are made pursuant to the Credit and Guaranty Agreement, amended as of May 12, 2006.

(3)	On January 14, 2008, we received an equity investment of $10.0 million of which $9.6 million was included in LTM Bank EBITDA as provided under the terms of the senior credit facility.

(4)	LTM Bank EBITDA is defined in the senior credit facility and is used to determine compliance with certain covenants included in the senior credit facility.